MERGER AGREEMENT

AMONG

CONTINENTAL MINERALS CORPORATION

and

GREAT CHINA MINING, INC.

and

CONTINENTAL MERGER INC.

Dated May 29, 2006

- ii -

MERGER AGREEMENT

THIS AGREEMENT made as of May 29, 2006.

AMONG:

CONTINENTAL MINERALS CORPORATION, a company existing under the laws of the Province of British Columbia, Canada

(“Continental”)

AND:

GREAT CHINA MINING, INC., a company existing under the laws of the State of Nevada, USA

(“Great China”)

AND:

CONTINENTAL MERGER INC., a company existing under the laws of the State of Nevada, USA

(“Mergeco”)

THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1

INTERPRETATION

Definitions

1.1                      In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“1933 Securities Act” means the United States Securities Act of 1933, as amended;

“Ancillary Agreements” means the agreements to be negotiated and executed by Great China and others, with respect to transactions set out herein, after the date hereof but before the Closing and includes the termination agreements to dispose of the Non-Core Properties and the agreements to purchase the AOI mineral interests as set out in Schedule F, each of which Ancillary Agreements must in form and substance be satisfactory to Continental, acting reasonably;

“Affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia), unless otherwise expressly stated herein;

“AOI” means area of interest being the 10 km area surrounding the Xietongmen property

“Articles of Merger” has the meaning ascribed to it in §2.1;

“Assets” means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, owned, leased or licensed by Great China and Great China Subsidiary and for greater certainty includes the shares of Highland;

“BCBCA” means the Business Corporations Act (British Columbia);

“Business” means the business currently carried on by Great China and Great China Subsidiary as of the date hereof including activities carried on directly and indirectly in connection with Highland and Tianyuan;

“Business Day” means any day on which commercial banks are generally open for business in Vancouver, British Columbia providing that is also a Business Day as so defined in Nevada;

“Closing” means the completion of the Merger and the closing of all other transactions expressly contemplated by this Agreement to complete concurrently therewith;

“Continental Shares” means the shares of common stock in the capital of Continental as constituted on the date hereof;

“Continental’s Lawyers” means Lang Michener LLP, Barristers and Solicitors, 1500 –1055 West Georgia Street, Vancouver, B.C. V6E 4N7;

“Continental Options” means the options to purchase Continental Shares contemplated to be issued on the Merger as described in Schedule E

“Continental Transfer Agent” means Computershare Trust Company of Canada, Vancouver, B.C.;

“Dissenting Shares” means those Great China Shares of which the holders thereof have properly and timely complied with the Nevada Statutes as to dissenters’ rights;

“Effective Date” means the date that the Merger is completed,

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing), whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise);

“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and public health and safety;

“Exchange Ratio” means the ratio which determines the number of Continental Shares that are to be issued on completion of the Merger for all of the Great China Shares based on 36,000,000 (the maximum number of Continental Shares to be issued to Great China Shareholders) to be reduced proportionately for any Dissenting Shares, divided by 316,235,575 subject to reduction by any Dissenting Shares and which Exchange Ratio, as of the date of this Agreement, is 0.1138392. ;

“Fairness Opinion” means the report prepared by Ross Glanville and Associates Ltd. for Great China, with respect to the Merger;

“Governmental Entity” means

(a)      any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign,

(b)      any subdivision, agent, commission, board, or authority of any of the foregoing,

(c)      any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing,

(d)      any regulatory agency or self-regulatory organization, and

(e)      for greater certainty, the TSXV and the Securities Commissions;

“Great China Dissent Rights” means the rights of any Great China Shareholders to dissent pursuant to the Nevada Statutes with respect to the Merger;

“Great China Financial Statements” means the consolidated audited financial statements of Great China as at December 31, 2005 and interim financial statements as at March 31, 2006;

“Great China Meeting” means the special meeting of Great China Shareholders, including any adjournment thereof, to be called and held to consider the Merger;

“Great China Merger Resolution” means the resolutions of the Great China Shareholders at the Great China Meeting substantially in the form and content of Schedule A annexed hereto;

“Great China Options” means those outstanding options to acquire Great China Shares as set out in Schedule E hereto;

“Great China Shareholders” means holders of Great China Shares;

“Great China Shares” means the shares of issued and outstanding common stock in the capital of Great China as constitute as of the date hereof and also means the shares of the Surviving Corporation as the context requires;

“Great China Subsidiary” means Great China’s only Subsidiary, Great China Mining (Canada) Inc.;

“Great China Warrants” means those outstanding warrants to acquire Great China Shares as set out in Schedule E hereto;

“Great China’s Lawyer” means Michael A. Littman, Attorney at Law, 7609 Ralston Road, Arvada, Colorado 80002;

“Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified by Environmental Law;

“Highland” means Highland Mining Inc., a British Virgin Islands company;

“Highland Option Agreement” means that Option Agreement dated December 23, 2004 among Great China, Highland, Tianyuan, Continental, the Principal Shareholder, and others concerning an option for shares of Highland;

“Highland Shareholders Agreement” means that Shareholders Agreement dated December 23, 2004 among Highland, Tianyuan, Great China, Continental and the Principal Shareholder concerning Highland;

“including” means including without limitation;

“Information” has the meaning ascribed thereto in §5.10(b);

“Intangible Property” means all intangible property used in connection with the Business, including all geological information, licenses, permits, authorities, franchises, approvals and authorizations by any Governmental Authority, books and records, systems and technology, restrictive covenants and other industrial or intellectual property or other rights used in connection with the Business;

“Laws” means all statutes, regulations, statutory rules, orders, policies, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Material Adverse Change”, when used in connection with either Great China or Continental, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations or those of its subsidiaries that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party and its subsidiaries taken as a whole other than any change, effect, event or occurrence relating to the Canadian or United States’ economy or securities markets in general;

“Material Adverse Effect” when used in connection with either Great China or Continental, means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party and its subsidiaries taken as a whole;

“Material Contracts” means the contracts or commitments of Great China and Great China Subsidiary:

(a)	out of the ordinary course of Business;

(b)	involving liability for or payment by Great China or Great China Subsidiary of more than $10,000 in the aggregate;

(c)	of a duration greater than one year;

(d)	affecting ownership of, or title to, or any interest in, mineral, resource, real estate or personal property;

(e)	in respect of or concerning Intangible Property;

(f)	in respect of or concerning bonuses, incentive compensation, pension, group insurance, employee welfare plans or collective agreements;

(g)	with employees, officers or insiders; or

(h)	of the following kinds or descriptions:

(i)      continuing contracts or commitments for the purchase of materials, supplies, equipment or services;

(ii)     purchase contracts or commitments providing for a purchase price in excess of current market prices at the date of that contract or commitment;

(iii)    sales or service contracts or commitments providing for a sale price or service rate below current market prices or rates at the date of the particular contract or commitment;

(iv)     contracts or commitments for technical assistance or management or consulting services;

(v)      shareholders agreements or contracts involving any joint venture, partnership or other arrangement or agreement involving the sharing of profits or revenues, expenses or investments;

(vi)     contracts limiting the freedom of Great China to engage in any business;

(vii)    contracts that could have a material adverse financial impact on Great China; and

(viii)   notwithstanding the generality of the foregoing, those contracts specifically listed in Schedule D;

“Mergeco Merger Resolutions” means the consent resolution of the sole shareholder of Mergeco to ratify this Agreement and to approve the Merger to be substantially in the form and content of Schedule B annexed hereto;

“Merger” means the merger of Mergeco with and into Great China on the terms and conditions herein provided and for greater certainty includes the other transactions expressly provided to complete concurrently therewith;

“Nevada Statutes” means Chapter 92A – Mergers of the Nevada Revised Statutes;

“Non-Core Properties” means the mineral property interests of Great China set out in Schedule G;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Merger” means the Plan of Merger substantially in the form attached hereto as Schedule C;

“Post-Merger Agreement” means the Post-Merger Agreement dated as of the date hereof between Continental and the Principal Shareholder;

“Pre-Effective Date Period” means the period from and including the date hereof to and including the Effective Time;

“Principal Shareholder” means Wang Zhi of San Mateo, California, USA, Chairman, director and the principal shareholder of Great China;

“Proxy Statement” means the notice of the Great China Meeting and the accompanying combined Proxy Statement of Great China and Prospectus of Continental, including all appendices thereto, to be sent to Great China Shareholders in connection with the Great China Meeting;

“Registration Statement” means Continental’s Form F-4 Registration Statement under the 1933 Securities Act, to register the Continental Shares to be issued in exchange for Great China Shares under the Merger ;

“Regulatory Approvals” means the acceptance of the transactions herein contemplated by the TSX Venture Exchange and its agreement to list the Continental Shares resulting from the Merger and other transactions herein provided for;

“Representatives” has the meaning ascribed thereto in §5.10(a);

“SEC” means the United States Securities and Exchange Commission

“Securities Commissions” means the British Columbia Securities Commission and, if applicable, the Securities Commissions of Alberta, Saskatchewan, Ontario, Quebec and Nova Scotia and the SEC;

“Shareholder Letters” means the letter agreements between 11 Great China Shareholders, more or less, and Continental, dated as of the date hereof, with respect to post-Merger and other matters, as they may be amended from time to time;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary and for purposes hereof Highland shall be deemed not to be a Subsidiary of any party notwithstanding it may have the right to acquire a majority of its shares;

“Surviving Corporation” means Great China as the surviving corporation in the Merger;

“Taxes” means, in respect of a party and its Affiliates, all federal, state, provincial, municipal, foreign or other taxes, imposts, rates, levies, assessments and government fees, and any other charges lawfully levied, assessed or imposed against it including, without restricting the generality of the foregoing, all income, capital gains, sales, excise, capital, real property, goods and services, business transfer and value added taxes, customs and import duties, together with all interests, fines and penalties with respect thereto;

“Termination Date” means September 30, 2006, or such later date as may be mutually agreed by the parties to this Agreement;

“Tianyuan” means Tibet Tianyuan Minerals Exploration Ltd., a People’s Republic of China company which is wholly owned by Highland; and

“TSXV” means the TSX Venture Exchange, being the stock exchange where application is to be made for approval of the Merger including the issuance of all Continental securities thereunder.

Interpretation Not Affected by Headings, etc.

1.2                       The division of this Agreement into Parts, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Part” or “section” followed by a number and/or a letter refer to the specified Part or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Part, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

Currency

1.3                       Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

Number, etc.

1.4                       Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

Date For Any Action

1.5                       In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Entire Agreement

1.6                       This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Merger and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Merger.

Schedules

1.7                       The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A	–	Great China Merger Resolutions
Schedule B	–	Mergeco Merger Resolutions
Schedule C	–	Articles of Merger and Plan of Merger

Schedule D	–	Material Contracts of Great China
Schedule E	–	Great China Options and Warrants
Schedule F	–	Concurrent Purchase of AOI Mineral Interests
Schedule G	–	Non-Core Properties

Knowledge

1.8                       Each reference herein to the knowledge of a party means, unless otherwise specified, the existing knowledge of such party without specific or special inquiry.

PART 2

THE MERGER

Merger

2.1                       On the Closing and subject to the provisions of this Agreement, Mergeco shall merge with and into Great China to effect the securities exchange under the Merger in accordance with the Nevada Statutes. The parties shall cause the Merger to be consummated by filing Articles of Merger (“Articles of Merger”), substantially in the form of Schedule C hereto, with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Statutes. In the event of a conflict of interpretation between this Agreement and the Plan of Merger attached as Schedule C hereto, the Plan of Merger shall control.

2.2                       Subject to the provisions of this Agreement and the Plan of Merger, upon acceptance of the Articles of Merger by the State of Nevada,

(a)      each Great China Share will thereby be transferred and disposed of by the Great China Shareholder who is the holder thereof to Continental in consideration for the issue by Continental to the Great China Shareholder of the number of Continental Shares, determined by the Exchange Ratio with any fractions of 0.5 and more in respect of each holder’s aggregate Great China Shares rounded off to the nearest whole share (so that no shareholder will receive more than one share in respect of such shareholder’s entire holdings);

(b)      the Great China Shares transferred and disposed of in accordance with §2.2(a) will not be cancelled, and each such share of Great China so held by Continental will become one validly issued, fully paid share of common stock of the Surviving Corporation;

(c)      all shares of common stock of Mergeco issued and outstanding immediately prior to the Effective Time, being one (1) share of Mergeco, shall be converted into and become one newly and validly issued, fully paid share of common stock of the Surviving Corporation;

(d)      all of the Great China Options then outstanding will thereby be disposed of by the holders thereof in consideration for the issue by Continental of options of Continental to purchase an aggregate of up to 250,446 Continental Shares to the persons and in the amounts as set out in Schedule E hereto, subject to reduction for any Great China Options exercised or that expire prior to Closing; and

(e)      Great China will be the Surviving Corporation.

Resale Restrictions

2.3            The Continental Shares issued to Great China Shareholders in the share exchange under the Merger as well as the Continental Shares issued in the event of exercise of the Continental Options shall be subject to (a) four month resale restrictions under the policies of the TSXV (b) such resale restrictions as are agreed to by certain Great China Shareholders in the Post Merger Agreement and Shareholders Letters and any other resale restrictions of general application under applicable Laws;

Shareholders’ Rights Upon Merger

2.4            Upon consummation of the Merger,

(a)      each Great China Shareholder shall, subject to applicable Laws and this Agreement, cease to have any rights with respect to any share certificate evidencing the Great China Shareholder’s title to one or more Great China Shares, and to any Great China Shares evidenced thereby, other than the right to receive a share certificate for Continental Shares; and

(b)      Continental will become the registered holder of all Great China Shares which were held by Great China Shareholders immediately before the Merger.

Surrender of Certificates

2.5                       In connection with the Closing, Continental will issue Continental share certificates evidencing the Continental Shares to be issued to Great China Shareholders in the Merger on substantially the same basis as the Great China Shares are registered as of the Effective Time. That is, Great China Shares registered in the names of direct beneficial holders will be so registered and Great China Shares registered in the name of brokerages, clearing houses and other intermediaries will be registered in those names, either in paper or in electronic form as the Transfer Agent may advise. The Continental Transfer Agent shall, before issuing a Continental Share certificate in the name of a direct beneficial Great China Shareholder, require the delivery to the Continental Transfer Agent of the Great China share certificates which are outstanding and registered in such Great China shareholder’s name, duly endorsed for transfer in blank, but the Continental Transfer Agent shall institute standard procedures in connection with Great China Shares registered in the names of brokerages, clearing houses and other intermediaries where such shares are book based.

By-laws

2.6                       After the Merger, the by-laws of Mergeco shall be the by-laws of the Surviving Corporation.

Effects of Merger

2.7                       The Merger shall have all further effects as specified in the applicable provisions of the Nevada Statutes and the Articles of Merger.

Additional Actions

2.8                       If, at any time after the Merger, Continental shall determine that the Surviving Corporation requires that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Great China or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Great China, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Great China, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

Financial Statements

2.9                       The parties contemplate that the Surviving Corporation, as a Subsidiary of Continental, will include its financial results in Continental’s consolidated financial statements covering the periods after the Effective Time.

Tax Rollover in Canada for Great China Shareholders

2.10                     Continental will, on the request of any Great China Shareholder, jointly elect pursuant to §85(1) of the Income Tax (Canada), in Form T-2057 and otherwise in the manner and within the time limits prescribed for such purposes, with respect to the disposition of the Great China Shareholder’s Great China Shares to Continental in consideration for Continental Shares on the Merger, and will execute such further documents and do such further acts as the Great China Shareholder may reasonably require with respect to such election. For greater certainty, Continental shall not be responsible for the validity or effectiveness of any such election, if available.

2.11                      No representation is made by Continental in regards to the tax treatment of the Merger for Great China Shareholders.

PART 3

IMPLEMENTATION OF THE MERGER

Implementation Steps by Great China

3.1                       Great China covenants in favour of Continental and Mergeco that Great China shall:

(a)      convene and hold the Great China Meeting for the purpose of considering the Great China Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting); and

(b)      use reasonable commercial efforts to cause the Principal Shareholder, and related or other parties, to sell and transfer to Continental, concurrent with Closing, the mineral properties and interests set out in Schedule F.

Implementation Steps by Continental

3.2                     Continental covenants in favour of Great China that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of each such party,

(a)      Continental shall:

(i)      subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, with the co-operation of Great China, take such steps as are necessary to give effect to the Merger; and

(ii)     subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, deliver certificates for Continental Shares to Great China Shareholders in accordance with this Agreement.

(b)      Mergeco shall:

(i)      pass the Mergeco Resolution;

(ii)     subject to the satisfaction or waiver of the other conditions herein contained in favour of each party, with the co-operation of Great China, take such steps as are necessary to give effect to the Merger.

Securities Compliance

3.3                     Each of Continental and Great China shall take all necessary steps to ensure that the transactions contemplated hereby are in compliance with applicable Laws.

Preparation of Filings

3.4                     Continental and Great China shall co-operate in:

(a)      the preparation of the Registration Statement and Proxy Statement;

(b)      the preparation of any application for the Regulatory Approvals, other orders, rulings, consents and any other documents and the taking of any action deemed by Continental, Mergeco or Great China, acting reasonably, to be necessary to discharge their respective obligations under applicable Laws in connection with the Merger and the other transactions contemplated hereby.

3.5                     Each of Continental and Great China shall furnish to the other all such information concerning it and its securityholders as may be required (and, in the case of its securityholders, available to it with reasonable effort) for the effectuation of the actions described in §3.3 and §3.4 and the foregoing provisions of this §3.5, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Merger and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

3.6                     Great China shall take all necessary steps to ensure the Proxy Statement to comply with all applicable Laws and, without limiting the generality of the foregoing, to cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Continental or any third party that is not an affiliate of Great China). Without limiting the generality of the foregoing, Great China shall cause the Proxy Statement to provide Great China Shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Great China Meeting and Continental shall provide all information which is reasonably requested of it for Great China to do so.

PART 4

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Great China

4.1                     Great China represents and warrants to and in favour of Continental and Mergeco as follows and acknowledges that Continental and Mergeco are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)      Organization.

(i)      Each of Great China and the Great China Subsidiary has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted and is in good standing as a foreign corporation, in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary, and has the corporate power and capacity to carry on the Business and to enter into, own, hold, license and lease its Assets and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject. All of the outstanding shares and other ownership interests of the Great China Subsidiary which are held directly or indirectly by Great China are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by Great China, free and clear of all material liens, claims or encumbrances, except pursuant to any general restrictions on transfers contained in their constating documents and disclosed herein, and except as specifically disclosed herein, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in Great China or the Great China Subsidiary; and

(ii)     Neither Great China nor the Great China Subsidiary has any minority interest in any other corporation or entity, which minority interest is material in relation to Great China;

(b)      Capitalization. The authorized capital of Great China consists of 500,000,000 Great China Shares with a par value of $0.001. As of the date of this Agreement, there are 316,235,575 Great China Shares issued and outstanding. Except as set out in Schedule E hereto, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Great China or the Great China Subsidiary to issue or sell any shares of Great China or any of the Great China Subsidiary or securities or obligations of any kind convertible into or exchangeable for any shares of Great China, the Great China Subsidiary or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Great China or the Great China Subsidiary. All outstanding Great China Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of preemptive rights;

There are no outstanding bonds, debentures or other evidences of indebtedness of Great China or the Great China Subsidiary including any which have the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Great China Shares on any matter. There are no outstanding contractual obligations of Great China or the Great China Subsidiary to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of the Great China Subsidiary;

(c)      Authority and No Violation.

(i)      Great China has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Great China and the consummation by Great China of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

(A)      with respect to finalizing and approving the Proxy Statement and other matters relating thereto, and

(B)      with respect to the completion of the Merger, the approval of the Great China Shareholders;

(ii)     This Agreement has been duly executed and delivered by Great China and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity;

(iii)    The Board of Directors of Great China has

(A)      determined unanimously that the Merger is fair to the Great China Shareholders and is in the best interests of Great China,

(B)      been advised that the draft Fairness Opinion opines and the final version will opine to the effect that, as of the date of this Agreement, the Merger is fair from a financial point of view to holders of Great China Shares; and

(C)      determined unanimously to recommend that the Great China Shareholders vote in favour of the Merger;

(iv)     The approval of this Agreement, the execution and delivery by Great China of this Agreement and the performance by it of its obligations hereunder and the completion of the Merger and the transactions contemplated thereby, will not:

(A)      result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(I)      each of its or the Great China Subsidiary’s certificate of incorporation, memorandum, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in the Great China Subsidiary;

(II)     subject to obtaining the Regulatory Approvals relating to Great China, any Laws, judgment or decree except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Great China, Highland or Tianyuan; or

(III)    subject to obtaining the Regulatory Approvals relating to Great China and the requisite approval of the Great China Shareholders and except as would not, individually or in the aggregate, have a Material Adverse Effect on Great China, or on any Material Contract;

(B)      give rise to any right of termination or acceleration of indebtedness of Great China or the Great China Subsidiary,

(C)      except as would not, individually or in the aggregate, have a Material Adverse Effect on Great China, result in the imposition of any restriction, tax, penalty, encumbrance, charge or lien upon any of the Assets, or restrict, hinder, impair or limit the ability of Great China or the Great China Subsidiary to carry on the Business of Great China or the Great China Subsidiary as and where it is now being carried on;

(D)      result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Great China or the Great China Subsidiary or Highland or increase any benefits otherwise payable to any such person or under any Great China Plans; or

(E)      result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options;

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Great China and the Great China Subsidiary, or to their knowledge, any Great China Shareholder in connection with the execution and delivery of this Agreement or the consummation by Great China of the transactions contemplated hereby other than (A) any approval of the Great China Shareholders to the Merger, (B) filing the Articles of Merger with the Secretary of State of the State of Nevada and (C) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Great China;

(d)      No Defaults. Subject to obtaining the Regulatory Approvals relating to Great China, neither Great China nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)      Absence of Certain Changes or Events. Each of Great China and the Great China Subsidiary has conducted its Business only in the ordinary and regular course of business consistent with past practice and except as otherwise provided in this Agreement, there has not occurred since December 31, 2005:

(i)      a Material Adverse Change with respect to Great China;

(ii)     any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Great China;

(iii)    any redemption, repurchase or other acquisition of Great China Shares by Great China or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Great China Shares;

(iv)     any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v)      any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi)     any acquisition or sale of its property or Assets to a Person not dealing at arm’s length;

(vii)    any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii)   an act whereby Great China has engaged or entered in any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of Great China;

(ix)     any resolution to approve a split, combination or reclassification of any of its outstanding shares;

(x)      an act whereby Great China has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xi)     an act whereby Great China has sold, transferred, disposed of, mortgaged, pledged, charged or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business;

(xii)    any change in its accounting methods, principles or practices; or

(xiii)   any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f)      Employment.

(i)      Except as set forth in Schedule D, neither Great China nor the Great China Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii)     Neither Great China nor the Great China Subsidiary is a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Great China, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of Great China, threatened strikes or lockouts at Great China or the Great China Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on Great China;

(iii)    Neither Great China nor the Great China Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Great China, threatened, or any litigation, actual or, to the knowledge of Great China, threatened, relating to employment or termination of employment of employees or independent contractors;

(iv)     Great China and the Great China Subsidiary have operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of Great China, threatened proceedings before any board or tribunal with respect to any of the above areas;

(g)      Financial Statements. The Great China Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of Great China and the Great China Subsidiary as of the respective dates thereof and for the respective periods covered thereby;

(h)      Books and Records. The books, records and accounts of Great China and the Great China Subsidiary, in all material respects,

(i)      have been maintained in accordance with good business practices on a basis consistent with prior years,

(ii)     are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of Great China and its Subsidiary, and

(iii)    accurately and fairly reflect the basis for the Great China consolidated financial statements. Great China has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)      transactions are executed in accordance with management’s general or specific authorization; and

(B)      transactions are recorded as necessary

(I)      to permit preparation of financial statements in conformity with US generally accepted accounting principles or any other criteria applicable to such statements, and

(II)     to maintain accountability for Assets;

(i)      Litigation, Etc. There is no claim, action, proceeding or investigation pending or, to the knowledge of Great China, threatened against Great China or the Great China Subsidiary before any court or Governmental Entity. Neither Great China nor the Great China Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree;

(j)      Environmental. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on Great China:

(i)      all operations of Great China and the Great China Subsidiary have been conducted, and are now, in compliance with all Environmental Laws;

(ii)     Great China and the Great China Subsidiary are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the “Environmental Permits”); and

(iii)    neither Great China nor the Great China Subsidiary is aware of, or is subject to:

(A)      any Environmental Laws which requires or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

(B)      any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to Great China or the Great China Subsidiary, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

(C)      any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to Great China or any current or former Subsidiary or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or Assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

(D)      any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, re-issuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of the Business following such consummation;

(E)      Great China or the Great China Subsidiary does not own, and has never owned, any real property;

(iv)     each of Great China and the Great China Subsidiary has not conducted the Business or used any of the Assets or permitted them to be conducted or used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance with all applicable judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Authorities, including all environmental, health and safety statutes and regulations and, to the best of Great China knowledge, neither has any lessee or prior owner of any of the Assets or any other Person;

(v)      each of Great China and the Great China Subsidiary, the Business and the Assets and the uses to which their assets have been put and the state of maintenance and repair thereof comply in all material respects with all applicable Laws, judgments, decrees, orders, injunctions, rules and regulations of all Governmental Authorities, courts or arbitrators, including all environmental, health and safety statutes and regulations and fire and building codes and standards;

(vi)     neither Great China nor any of the Great China Subsidiary has received any notices of any contravention of, or demands or requests for, repairs or other remedial work with respect to any of their assets under any statutes, bylaws, ordinances, rules or regulations of any Government Authority or arising from the use of any of their assets, or the occupation or use of any premises owned, leased or utilized by Great China or the Great China Subsidiary or relating to the location, size, configuration, state of repairs, design or construction of or defects in any of these premises;

(vii)    neither Great China nor any of the Great China Subsidiary is subject to any judicial or administrative proceeding alleging the violation of any applicable Environmental Laws, health or safety laws or other statutes and regulations, judgments, decrees, orders, injunctions or rules;

(viii)   neither Great China nor any of the Great China Subsidiary is the subject of investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment nor has any Hazardous Substance been released into the environment, disposed of at, on or near any property used or previously used by Great China or the Great China Subsidiary as a result of the conduct of the Business or otherwise, except as permitted by the laws or regulations enforced at the relevant time and Great China does not have any contingent liability in connection with the release of any Hazardous Substance or contaminant or other substance into the environment; and

(ix)     neither Great China or the Great China Subsidiary has filed any notice under any applicable Environmental Laws, health or safety laws, other statutes or regulations, judgments, decrees, orders or injunctions, indicating past or present treatment, storage or disposal of a Hazardous Substance or constituent or other substance into the environment and, to the best of the knowledge of Great China, there are no orders or directions relating to environmental matters requiring any work, repairs or capital expenditures with respect to the Assets or Business;

(k)      Tax Matters. In respect of Taxes:

(i)      Each of Great China and the Great China Subsidiary have prepared and filed on time with all appropriate Governmental Entity all returns and other documents that it is required to file in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof, and that all such returns and other documents are correct and complete in all material respects;

(ii)     Each of Great China and the Great China Subsidiary has paid in full and when due all Taxes required to be paid by it on or prior to the date hereof, and will have paid all such Taxes as of the date of Closing;

(iii)    Great China and the Great China Subsidiary have withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity. Great China and the Great China Subsidiary have remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation. Great China and the Great China Subsidiary have charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by Great China and the Great China Subsidiary;

(iv)     there are no reassessments of the Taxes of Great China and the Great China Subsidiary that have been issued and are outstanding. No Governmental

Entity has challenged, disputed or questioned Great China and the Great China Subsidiary in respect of Taxes or of any returns, filings or other reports filed under any taxing statute. Neither Great China nor the Great China Subsidiary is negotiating any draft assessment or reassessment with any Governmental Entity. Neither Great China nor the Great China Subsidiary are aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice. Neither Great China nor the Great China Subsidiary have received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits. Neither Great China nor the Great China Subsidiary have executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(v)      no claim has been made by any Governmental Entity in a jurisdiction where Great China or the Great China Subsidiary do not file Tax returns that Great China or the Great China Subsidiary is or may be subject to taxation in that jurisdiction;

(vi)     neither Great China nor the Great China Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity). Neither Great China nor the Great China Subsidiary has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither Great China nor the Great China Subsidiary has any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502 -6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(vii)    no liens for Taxes exist with respect to any of the Assets of Great China or the Great China subsidiary;

(viii)   Great China is not and never has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(ix)     the non-capital losses of Great China and the Great China Subsidiary were incurred by Great China and the Great China Subsidiary only in carrying on the Business;

(x)      Great China Mining (Canada) Inc. is registered for purposes of Part IX of the Excise Tax Act (Canada);

(xi)     Great China and the Great China Subsidiary have paid all Taxes imposed on the acquisition of their tangible personal property, and none of their tangible personal property has been transferred at any time on a tax-exempt basis;

(xii)    neither Great China nor any of the Great China Subsidiary have, prior to the date hereof :

(A)      disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than or greater than the fair market value thereof; or

(B)      paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor are there any plans to do any of the foregoing in future

(l)      Compliance with Laws. Great China and the Great China Subsidiary have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Great China. Without limiting the generality of the foregoing, all securities of Great China (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(m)      Intangible Property. All of the Intangible Property of Great China and Great China Subsidiary is owned by unencumbered good and marketable title . There are no restrictions on the ability of Great China and the Great China Subsidiary to use and exploit all rights in the Intangible Property, all statements in all applications for registration of the Intangible Property were true and correct as of the date of such applications;

(n)      Licences, Etc. Each of Great China and the Great China Subsidiary owns, possesses, or has obtained and is in material compliance with, all permits from any Governmental Entity necessary to conduct its Business as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not have a Material Adverse Effect on Great China;

(o)      Securities Registration Rights. No holder of securities issued by Great China has any right to compel Great China to register or otherwise qualify such securities for public sale in Canada or the United States;

(p)      Reports. To the best of its knowledge after due inquiry, Great China has filed with the Securities Commissions true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it, and such documents, at the time filed:

(i)      did not contain any misrepresentation (as defined in the applicable securities laws), and

(ii)     complied in all material respects with the requirements of applicable securities Laws. Great China has not filed any confidential material change report with the Securities Commissions or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(q)      Assets Used in the Normal Course of Business. The Assets constitute all of the rights, assets and properties that are usually and ordinarily used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business. Except for contemplated additions that are not material in the aggregate, all of the Assets include all rights, assets and properties, the use and exercise of which are necessary for the performance of any agreement to which Great China is a party and the conduct of the Business as now conducted and presently proposed by Great China to be conducted;

(r)      Title to the Assets. Great China and the Great China Subsidiary are the legal and beneficial owners of, and have good and marketable title to, the Assets, free and clear of all Encumbrances, all of the Assets are in possession of Great China or the Great China Subsidiary;

(s)      Condition of Assets. All tangible rights, assets and properties comprising the Assets are free from material defect, are in good condition and repair and (where applicable) are in proper working order, having regard to the use and age thereof;

(t)      Material Contracts. Schedule D sets out all the Material Contracts. There has not been any default in any term, condition, provision or obligation to be performed under any of the Material Contracts, each of which is in good standing and in full force and effect and unamended;

(u)      Parties to Material Contracts. Each of the Material Contracts contains the entire and only agreement between the parties thereto with respect to the subject matter thereof and identifies therein each person who is a party thereto or is bound thereby and, Great China has neither received any notice nor is aware that any other party to any Material Contract intends or wishes to cancel such Material Contract nor is there a dispute between Great China and any other party to any Material Contract;

(v)      No Other Options or Agreements to Acquire the Business. There is no written, oral or implied agreement, option, understanding or commitment or any right or privilege capable of becoming any of the same, for the purchase from Great China of the Business or any of the Assets, other than purchase orders or requests accepted by it in the usual and ordinary course of the operation of the Business; and

(w)      Highland. All of the outstanding shares and other ownership or financial interests of Highland which are held directly or indirectly by Great China are disclosed in the Great China Financial Statements and are validly issued, fully paid and non-assessable and all such shares and other ownership interests are beneficially owned by Great China, free and clear of all material liens, claims or encumbrances, except pursuant to restrictions on transfers contained in constating documents, and except as set out in the Highland Option Agreement, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in Highland.

(x)      Tianyuan There are no agreements or arrangements between the Principal Shareholder, directly or indirectly, or Affiliates and Tianyuan, Highland or any other Person concerning any matter related to Tianyuan or it assets ,except as set out in this Agreement or in the Highland Shareholders Agreement.

Representations and Warranties of Continental

4.2                     Continental represents and warrants to and in favour of Great China as follows and acknowledge that Great China is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)      Organization of Continental. Continental has been duly incorporated or formed under the Laws of British Columbia, is validly subsisting and has the corporate power and capacity to carry on the business carried on by it and to enter into, own, hold, license and lease its assets and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject;

(b)      Capitalization of Continental. Other than the securities to be issued, the authorized capital of Continental consists of an unlimited number of common shares, without par value and an unlimited number of Non-Voting, Redeemable Preferred Shares without par value (“Preferred Shares”). As of May 17, 2006, there were 51,950,185 Continental Shares issued and outstanding and 12,483,916 Preferred Shares issued and outstanding. Other than options and warrants for 4,377,767 Continental Shares as at May 17, 2006, there are no other options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Continental to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares. All outstanding Continental Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Continental having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Continental Shares on any matter, there are no outstanding contractual obligations of Continental to repurchase, redeem or otherwise acquire any of its outstanding securities;

(c)      Authority and No Violation.

(i)      Continental has the requisite corporate power and authority to enter into the Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Continental and the consummation by Continental of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby ;

(ii)     this Agreement has been duly executed and delivered by Continental and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(iii)    the Board of Directors of Continental has determined unanimously that the Merger is in the best interests of Continental;

(iv)     the approval of this Agreement, the execution and delivery by Continental and Mergeco of this Agreement and the performance by it of its obligations hereunder and the completion of the Merger and the transactions contemplated thereby, will not:

(A)      result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(I)      its certificate of incorporation, memorandum, articles or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in Continental;

(II)     subject to obtaining the Regulatory Approvals relating to Mergeco and Continental, any Laws, judgment or decree except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Mergeco or Continental; or

(III)    subject to obtaining the Regulatory Approvals relating to Mergeco and Continental and except as would not, individually or in the aggregate, have a Material Adverse Effect on Mergeco and Continental, any material contract, agreement, license, franchise or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)      give rise to any right of termination or acceleration of indebtedness of Mergeco or Continental, or cause such indebtedness to come due before its stated maturity or cause any available credit of Continental to cease to be available;

(C)      except as would not, individually or in the aggregate, have a Material Adverse Effect on Mergeco or Continental, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on; or

(D)      result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Continental or any Subsidiary or increase any benefits otherwise payable under any Continental plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Mergeco or Continental in connection with the execution and delivery of this Agreement or the consummation by Mergeco and Continental of the transactions contemplated hereby or thereby other than (A) the Regulatory Approvals relating to Continental, and (B) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Mergeco and Continental;

(d)      Absence of Certain Changes or Events. Since December 31, 2005 through to the date hereof Continental has not conducted any material business operations nor has Continental entered into any material contracts and there has not occurred:

(i)      a Material Adverse Change with respect to Continental;

(ii)     any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(iii)    any resolution to approve a split, combination or reclassification of the share capital; or

(iv)     any material change in its accounting methods, principles or practices.

(e)      Reports. To the best of its knowledge after due inquiry, Continental has filed with the Securities Commissions true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it, and such documents, at the time filed;

(i)      did not contain any misrepresentation (as defined in the applicable securities laws), and

(ii)     complied in all material respects with the requirements of applicable securities Laws. Continental has not filed any confidential material change report with the Securities Commissions or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(f)      Continental Shares. Continental Shares to be issued pursuant to the Merger will be duly and validly issued by Continental on their respective dates of issue as fully paid and non-assessable shares.

(g)      Compliance with Laws. Continental has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Continental Without limiting the generality of the foregoing, all securities of Continental (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

(h)      Litigation, Etc. There is no claim, action, proceeding or investigation pending or, to the knowledge of Continental, threatened against Continental before any court or Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Continental, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Merger. None of Continental or its assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on Continental or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Merger.

(i)      Tax Matters.

(i)      Continental has timely filed, or caused to be filed, all material tax returns required to be filed by them (all of which returns were correct and complete in all material respects) and has paid, or caused to be paid, all material amounts of Taxes shown to be due and payable thereon, and Continental’s most recently published financial statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any tax returns. Continental has made adequate provision in accordance with Canadian generally accepted accounting principles in its respective books and records for any Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements.

(ii)     Continental has not received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by Canada Customs and Revenue Agency or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the tax returns referred to above and no waivers of statutes of limitations have been given or requested with respect to Continental. To the best of the knowledge of Continental, there are no proposed (but unassessed) additional Taxes involving a material amount of Taxes and none has been asserted in writing. No Tax liens have been filed other than for Taxes not yet due and payable.

(j)      No Defaults. Continental is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(k)      Further Tax Matters. In respect of Taxes:

(i)      Continental has withheld from each payment made to any of its present or former employees, officers and directors, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity. Continental has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation. Continental has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(ii)     There are no reassessments of the Taxes of Continental that have been issued and are outstanding. No Governmental Entity has challenged, disputed or questioned Continental in respect of Taxes or of any returns, filings or other reports filed under any taxing statute. Continental is not negotiating any draft assessment or reassessment with any Governmental Entity. Continental is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice. Continental has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits. Continental has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(iii)    Continental is registered for purposes of Part IX of the Excise Tax Act (Canada);

(iv)     Continental has paid all Taxes imposed on the acquisition of their tangible personal property, and none of their tangible personal property has been transferred at any time on a tax-exempt basis; and

(v)      Continental has not, since December 31, 2005:

(A)      discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)      acquired or had the use of any property from a person with whom it was not dealing at arm’s length;

(C)      disposed of anything to a person with whom it was not dealing at arm’s length for proceeds less than or greater than the fair market value thereof; or

(D)      paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein;

(l)      Registration Rights. No holder of securities issued by Continental has any right to compel Continental to register or otherwise qualify such securities for public sale in Canada or the United States.

Survival

4.3                     For greater certainty, the representations and warranties of Continental, Mergeco and Great China contained herein shall survive the execution and delivery of this Agreement and notwithstanding the completion of the Merger, continue in full force and effect for the benefit of Mergeco, Continental and Great China, respectively for a period of two years. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

PART 5

COVENANTS

Covenants of Great China

5.1                     During the Pre-Effective Date Period, Great China will, subject to the fact that a transaction involving its Business is contemplated hereby, continue to carry on the Business of Great China and the Great China Subsidiary in a manner consistent with prior practice, working to preserve the attendant goodwill and good standing of such entities and their Assets and to contribute to retention of that goodwill to and after the Effective Date. The following provisions of this Part 5 are intended to be in furtherance of this general commitment.

5.2	(a) Great China covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of Continental to any deviation therefrom, which consent may be withheld by Continental in its sole discretion; or (ii) with respect to any matter contemplated by this Agreement or the Merger, Great China will, and will cause the Great China Subsidiary to:

(i)      carry on its Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(ii)     except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(iii)    not split, combine or reclassify any of the outstanding shares of Great China nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Great China;

(iv)     not amend the articles of incorporation or by-laws of Great China or materially amend the articles of incorporation or by-laws of the Great China Subsidiary;

(v)      not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of the Great China Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities (except for a transaction between the Great China Subsidiary and Great China);

(vi)     not reorganize, amalgamate or merge Great China or the Great China Subsidiary with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the Assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis (other than relating to transactions among the Great China Subsidiary and Great China);

(vii)    except as otherwise set out in this Agreement, not sell, pledge, encumber, lease or otherwise dispose of any material assets;

(viii)   not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities nor shall Great China increase the level of any current indebtedness owed by it or the Great China Subsidiary;

(ix)     use reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on Great China or the Great China Subsidiary with respect to the transactions contemplated hereby and by the Merger;

(x)      not, and cause the Great China Subsidiary not:

(A)      other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(B)      other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(xi)     not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(A)      satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in the Great China Financial Statements and the Great China Subsidiary, which are, individually or in the aggregate, material;

(B)      grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or

(C)      enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(xii)   not, and will cause the Great China Subsidiary not to, settle or compromise any claim brought by any present, former or purported Great China Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(xiii)  except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not, and will cause the Great China Subsidiary not to, enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on Great China;

(xiv)    incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding US$10,000, individually or in the aggregate;

(xv)     not make any changes to existing accounting practices relating to Great China or the Great China Subsidiary except as required by Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

(xvi)    promptly advise Continental orally and, if then requested, in writing:

(A)      of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Great China contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)      of any Material Adverse Change in respect of Great China; and

(C)      of any material breach by Great China of any covenant or agreement contained in this Agreement.

(b)      Great China shall and shall cause the Great China Subsidiary to perform all obligations required or desirable to be performed by Great China or the Great China Subsidiary under this Agreement, co-operate with Continental and Mergeco in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Great China shall and where appropriate shall cause the Great China Subsidiary to:

(i)      use reasonable commercial efforts to obtain the approval of Great China Shareholders to the Merger, subject, however, to the exercise by the Board of Directors of Great China of its fiduciary duties as provided herein;

(ii)     apply for and use reasonable commercial efforts to obtain all Regulatory Approvals relating to Great China or the Great China Subsidiary and, in doing so, to keep Continental reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing Continental with copies of all related applications and notifications, in draft form, in order for Continental to provide its reasonable comments;

(iii)    defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)     use reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to Great China or the Great China Subsidiary which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(v)      effect all necessary registrations, filings and submissions of information required by Governmental Entities from Great China or the Great China Subsidiary; and

(vi)     use reasonable commercial efforts to obtain all necessary waivers, consents and approvals required to be obtained by Great China or the Great China Subsidiary from other parties to loan agreements, leases or other contracts including Material Contracts; and

(c)      Compliance with SAFE. Great China shall make reasonable efforts to ensure that Great China Shareholders who are subject to a registration obligation with the State Administration of Foreign Exchange of the People’s Republic of China (“SAFE”) in connection with their investment in Great China by operation of the SAFE Circular Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purchase Vehicles (Hui Fa [2005] No. 75) promulgated on October 21, 2005 have complied with such registration obligation.

Covenants of Continental

5.3                     Continental hereby covenants and agrees:

(a)      to perform all obligations required or desirable to be performed by it under this Agreement, to co-operate with Great China in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)      use reasonable commercial efforts to have the Registration Statement filed with the Securities and Exchange Commission and declared effective;

(ii)     apply for and use reasonable commercial efforts to obtain all Regulatory Approvals relating to Continental, and, in doing so, to keep Great China reasonably informed as to the status of the material proceedings related to obtaining the Regulatory Approvals;

(iii)    use reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to Continental which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(iv)     effect all necessary registrations, filings and submissions of information required by Governmental Entities from Continental;

(v)      cause Continental to reserve a sufficient number of Continental Shares for issuance in connection with the Merger upon the completion of the Merger;

(b)      use reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on Continental with respect to the transactions contemplated hereby and by the Merger;

(c)      as to Mergeco,

(i)      Mergeco has the corporate power and capacity to carry on the business carried on by it and to enter into, own, hold, license and lease its assets and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which it is subject;

(ii)     the capital of Mergeco consists of common shares, without par value. There is one common share of Mergeco issued and outstanding. There are no other options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating Mergeco to issue or sell any shares or securities or obligations of any kind convertible into or exchangeable for any shares. All outstanding common shares of Mergeco have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights and owned by Continental . There are no outstanding bonds, debentures or other evidences of indebtedness of Mergeco having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the common shares of Mergeco on any matter. There are no outstanding contractual obligations of Mergeco to repurchase, redeem or otherwise acquire any of its outstanding securities.

(d)      until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of Great China to any deviation therefrom, which shall not be unreasonably withheld; or (ii) with respect to any matter otherwise provided for by this Agreement or the Merger, each of Continental and Mergeco will:

(i)      carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted;

(ii)     not split, combine or reclassify any of its outstanding shares nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

(iii)     not make any changes to existing accounting practices related to Continental and Mergeco except as required by law or required by generally accepted accounting practice or make any material tax election with past practice or make any material election inconsistent with past practices;

(iv)      not amend its memorandum, articles or bylaws, as applicable;

(v)      other than the grant of stock options by Continental in the ordinary course, not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of any Subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(vi)      not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested options;

(vii)    not reorganize, amalgamate or merge Continental or Mergeco with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition would reasonably be expected to materially delay the transactions contemplated hereby;

(viii)   not sell, pledge, encumber, lease or otherwise dispose of any material assets;

(ix)     not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities nor shall Continental increase the level of any current indebtedness owed by it;

(x)      except in the usual, ordinary and regular course of business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including material contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on Continental or Mergeco;

(xi)      promptly advise Great China orally and, if then requested, in writing:

(A)      of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Continental or Mergeco contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)      of any Material Adverse Change in respect of Continental or Mergeco; and

(C)      of any material breach by Continental or Mergeco of any covenant or agreement contained in this Agreement; and

(xii)    use reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on Continental and Mergeco with respect to the transactions contemplated hereby and by the Merger,

(e)      on the Effective Date Mergeco will have the requisite corporate power and authority to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Mergeco and the consummation by Mergeco of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and the sole shareholder of Mergeco;

(f)      Continental and Mergeco shall not take any action which may jeopardise the exchange of the Great China Shares by holders of the Great China Shares resident in Canada for the purposes of the Income Tax Act (Canada) from being treated on a tax deferred basis under the Income Tax Act (Canada) for holders who are otherwise eligible for such treatment;

(g)      subject to the conditions set out herein and the Plan of Merger to issue on the Effective Date such Continental Shares as are necessary to effect the Merger.

Great China’s Non-Core Properties

5.4                     As to the Non-Core Properties:

(a)      Continental agrees that prior to the Effective Time, Great China may dispose of its interests in the Non-Core Properties for nominal consideration to arms-length or non-arms-length parties on such terms that Great China deems appropriate and providing that its plans in respect thereof, or any agreements reached or pending in connection therewith are disclosed to its shareholders in the Proxy Statement and are acceptable to Continental, acting reasonably; and

(b)      Continental must be satisfied that it has no liability, and the Surviving Corporation shall not have any liability, in connection with the previous ownership, operation or terms of disposal of such Non-core Properties which will be done pursuant to an Ancillary Agreement. Great China shall consult with Continental before agreeing to dispose of any of the Non-Core Properties. No adjustment shall be made to the Exchange Ratio to increase it in favour of the Great China Shareholders for any consideration received or receivable by Great China for the disposal nor shall there be any adjustment on account of Great China failing to dispose of the Non-Core Properties prior to the Effective Time.

5.5                     Continental and its Affiliates shall not, for a period of one year from the Effective Date, acquire any rights or interests in any of the Non-Core Properties which have been disposed of by Great China prior to the Effective Time.

Continental’s Right to Seek and Complete One or More Financings

5.6                     The parties hereto acknowledge and agree that Continental may, in its sole discretion, complete one or more financings to raise up to US$30,000,000, or such greater amount as may be consented to by the parties, such consent not to be unreasonably withheld, provided as follows:

(a)      the price per Continental Common Share or unit of Continental (to include a Continental Common Share and a warrant) and the exercise price on any warrant thereof shall not be less than the greater of US$1.50 or the prevailing market price of the Continental Shares if the market price is above US$1.50, less allowable discounts at the time of announcement of such financing;

(b)      such financing may be completed in full or in part on or before August 7, 2006 and may be contingent upon the Merger completing or not; and

(c)      any such financing shall not affect the Exchange Ratio, the number of options of Continental to be granted to holders of Great China Options, or any other aspect of the Merger.

Directors of Continental and the Surviving Corporation

5.7                     Concurrent with completion of the Merger, the Board of Directors of Continental shall consist of eleven (11) directors and the directors and officers of Continental shall be:

Robert Dickinson	–	Director
Gerald Panneton	–	President, CEO, Director
Wang Zhi	–	Co-Chairman, Director
Ron Thiessen	–	Co-Chairman, Director
Jeffrey Mason	–	CFO, Director
Yang Jie	–	Director
Wei Shao	–	Director
Rene Carrier	–	Independent Director
David Copeland	–	Director
Scott Cousens	–	Director
Gordon Fretwell	–	Independent Director

5.8                     Concurrent with completion of the Merger, the officers and directors of the Surviving Corporation shall be the officers and directors of Mergeco immediately prior to the Closing.

Covenants Regarding Non-Solicitation

5.9                     Commencing immediately and for the duration of this Agreement, Great China covenants that unless it first receives the written consent of Continental, which consent may be unreasonably withheld by Continental, it will not, nor will it permit its directors, officers, employees, agents, affiliates, associates or any of their employees, officers or directors to solicit, discuss, encourage, procure, negotiate or accept any offers to finance or purchase Great China, or any component thereof to form any type of business combination, including without limiting the generality of the foregoing, a merger, amalgamation, share exchange, takeover, joint venture or pooling of interests.

Access to Information

5.10	(a) Subject to §(b) and §(c) and applicable Laws, upon reasonable notice, each of Continental and Great China shall (and shall cause each of their subsidiaries to) afford the other’s officers, employees, counsel, accountants and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to their properties, books, contracts and records as well as to its management personnel, and, during such period, Continental and Great China shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning that party’s business, properties and personnel as the other may reasonably request. Nothing in the foregoing shall require a party to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where a party is in direct competition with the other.

(b)      Each of Continental and Great China acknowledges that certain information provided to it under §(a) above will be non-public and/or proprietary in nature (the “Information”). Except as permitted below, each of Continental and Great China will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of Continental and Great China will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of Continental and Great China who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that:

(i)      are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives;

(ii)     become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation;

(iii)    were known to a party or were in its possession prior to being disclosed to it by the other party or by someone on its behalf; or

(iv)     are required by applicable Laws or court order to be disclosed.

The provisions of this §(b) shall survive the termination of this Agreement.

(c)      The parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of preparing submissions or applications in order to obtain the Regulatory Approvals.

Closing Matters

5.11                    In addition to the requirements of Part 8, Continental and Great China shall deliver, at the Closing, such customary certificates, opinions and other closing documents as may be required by the other parties hereto, acting reasonably to give effect to this Agreement and the transactions contemplated hereunder.

Highland Matters

5.12                     Continental may continue to advance funds to or on behalf of Highland or Tianyuan from the date hereof until the Effective Date or termination hereof but shall not be obligated to make any such expenditures (whether by loan, subscription or payment of expenses), including in connection with Xietongmen or on behalf of Tianyuan. If during such period, Continental earns its 60% shareholding interest in Highland, it shall not, during the such period, make or cause any cash calls to be made upon Great China pursuant to the Highland Shareholders Agreement, provided however Continental reserves the right to make or cause to be made any cash calls after the term of this Agreement, if it then otherwise has the right to do so and the Highland Shareholders Agreement shall otherwise remain unaffected by this Agreement.

5.13                     Great China hereby agrees that:

(a)      Continental has fulfilled all of its payment obligations with respect to the First Option Shares, as defined in the Highland Option Agreement, without any further right of Great China or any other party to investigate, audit or review any payments related thereto;

(b)      Continental is the registered shareholder of 50% of the outstanding shares of Highland, free and clear of all encumbrances;

(c)      Continental has made and continues to incur expenditures and make further payments that constitute part of the Second Expenditure as defined in the Highland Option Agreement and that the manner of making such expenditures through payments for exploration work on the Xietongmen property as has heretofore been the customary arrangement shall continue to be acceptable to Great China; and

(d)      the Highland Option Agreement is in good standing and shall be unaffected by this Agreement or any matter hereunder or related hereto.

PART 6

CONDITIONS

Mutual Conditions Precedent

6.1                     The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date or earlier date where specified, of the following conditions precedent, each of which may only be waived in full or in part by the mutual consent of Continental and Great China (and only to the extent such waiver is permitted by applicable Law):

(a)      the Merger shall have been approved at the Great China Meeting by more than 50% of the votes cast by the Great China Shareholders represented in person or by proxy at the Great China Meeting which actually vote in favour or against the Merger Resolutions;

(b)      there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Regulatory Approvals which have been obtained;

(c)      all consents, waivers, permits, orders and approvals of any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit the consummation of the Merger, the failure of which to obtain or the non-expiry of which would constitute a criminal offence, or would have a Material Adverse Effect on Continental or Great China, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on Continental and/or Great China;

(d)      there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success,

(i)      seeking to prohibit or restrict the acquisition by Continental or Mergeco of any Great China Shares, seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Continental or Great China any damages that are material in relation to Great China and its Subsidiary taken as a whole,

(ii)     seeking to prohibit or materially limit the ownership or operation by Continental or any of its subsidiaries of any material portion of the Business or Assets of Great China or any of its subsidiaries or to compel Continental or any of its subsidiaries to dispose of or hold separate any material portion of the Business or Assets of Great China or any of its subsidiaries, as a result of the Merger,

(iii)    seeking to impose limitations on the ability of Continental or Mergeco to acquire or hold, or exercise full rights of ownership of, any Great China Shares, including the right to vote the Great China Shares purchased by it on all matters properly presented to the shareholders of Great China,

(iv)     seeking to prohibit Continental or any of its subsidiaries from effectively controlling in any material respect the Business or operations of Great China and the Great China Subsidiary, or

(v)      there is in effect any other circumstance which is reasonably likely to have a Material Adverse Effect on Continental or Great China or the Surviving Corporation; and

(e)      Regulatory Approvals shall have been obtained.

Additional Conditions Precedent to the Obligations of Continental and Mergeco

6.2                     The obligations of Continental and Mergeco to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for Continental and Mergeco’s exclusive benefit and may be waived on behalf of both companies in full or in part by Continental):

(a)      all covenants of Great China under this Agreement to be performed on or before the Effective Date shall have been duly performed by Great China in all material respects;

(b)      the amount of Great China’s unencumbered cash in its bank accounts at the Effective Time less all payables and accrued payables estimated ( on a consolidated basis) as of Closing, shall be at least US$3,400,000 (less US$50,000 per month allowable operating expenses incurred for each month, pro rated, from April 7, 2006 to the Effective Time);

(c)      all Great China Warrants shall have expired or shall have been cancelled subject to releases (for no more than nominal consideration) shall have obtained from the holders thereof;

(d)      the number of holders of Great China Shares exercising their Great China Dissent Rights shall not exceed 2% of the total issued and outstanding Great China Shares;

(e)      the completion of the acquisition by Continental before or concurrent with Closing, of those mineral property and related interests as set out in Schedule F hereto;

(f)      Continental, Great China and the Principal Shareholder shall have executed and delivered that Post-Merger Agreement;

(g)      the representations and warranties of Great China under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Continental and Mergeco shall have received an officer’s certificate of Great China addressed to Continental and Mergeco and dated the Effective Date, signed on behalf of Great China by one senior executive officer of Great China, confirming the same as at the Effective Date;

(h)      between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Great China;

(i)      all necessary corporate action shall have been taken by Great China and the Great China Subsidiary to permit the consummation of the Merger;

(j)      Continental and Mergeco shall have received a satisfactory legal opinion from Great China’s Lawyer as described in §8.2(a)(xiv); and

(k)      the Shareholder Letters shall have been entered into by all parties other than Continental;

(l)      all deliveries under Part 8 have been made as required by Great China.

Continental and Mergeco may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Continental and Mergeco with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Continental and Mergeco in complying with their obligations hereunder.

Additional Conditions Precedent to the Obligations of Great China

6.3                     The obligations of Great China to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Great China and may be waived in full or in part by Great China on behalf of both companies):

(a)      all covenants of the Continental and Mergeco under this Agreement to be performed on or before the Effective Date shall have been duly performed by each of Continental and Mergeco in all material respects;

(b)      all representations and warranties of Continental under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Great China shall have received a certificate of Continental addressed to Great China and dated the Effective Date, signed on behalf of Continental by one senior executive officer of Continental, confirming the same as at the Effective Date;

(c)      there shall not have occurred a Material Adverse Change to Continental or Mergeco in the Pre-Effective Date Period;

(d)      all other necessary corporate action shall have been taken by Continental to permit the consummation of the Merger and the issue of Continental Shares and Continental Options pursuant to the Merger;

(e)      the shareholder of Mergeco shall have passed the Mergeco Resolutions, the Board of Directors of Mergeco shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Mergeco to permit the consummation of the Merger.

(f)      Great China shall have received a satisfactory legal opinion from Continental’s Lawyers as described in §8.2(b)(v);

(g)      all deliveries under Part 8 have been made as required by Continental and Mergeco.

Great China may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Great China with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Great China in complying with its obligations hereunder.

Notice and Cure Provisions

6.4                     Continental and Great China will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)      cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

(b)      result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

Neither Continental nor Great China may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in §6.1, §6.2 and §6.3 on their respective parts to be fulfilled, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Merger, Continental or Great China, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Continental or Great China, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Continental or Great China, as the case may be, is proceeding diligently to cure such matter, if such matter is capable of being cured, the other may not terminate this Agreement as a result thereof until the earlier of September 30, 2006 and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Great China Meeting, such meeting shall be postponed until the expiry of such period. If such notice has been delivered prior to the filing of the Articles of Merger, such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

Satisfaction of Conditions

6.5                     The conditions precedent set out in §6.1, §6.2 and §6.3 shall be conclusively deemed to have been satisfied, waived or released when, with the consent of Continental and Great China, the Articles of Merger are filed with the Secretary of State of the State of Nevada.

PART 7

AMENDMENT AND TERMINATION

Amendment

7.1                     This Agreement may, at any time and from time to time before or after the holding of the Great China Meeting, but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

(a)      change the time for performance of any of the obligations or acts of the parties;

(b)      waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)      waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

(d)      waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate the required Great China Shareholder approval of the Merger.

Mutual Understanding Regarding Amendments

7.2                     The parties agree that if Continental or Great China, as the case may be, proposes any amendment or amendments to this Agreement or to the Merger, the other will act reasonably in considering such amendment and if the other (and in the case of Great China, its shareholders) are not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with Continental or Great China, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the Great China Shareholders.

Termination

7.3           (a)      If any condition contained in §6.1 or §6.2 is not satisfied at or before the Termination Date to the satisfaction of Continental, then Continental may by notice to Great China terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of Continental arising from any breach by Great China of a covenant or representation made by it herein but for which the condition would have been satisfied.

(b)      If any condition contained in §6.1 and §6.3 is not satisfied at or before the Termination Date to the satisfaction of Great China, then Great China may by notice to Continental terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of Great China arising from any breach by Continental of a covenant or representation made by it herein but for which the condition would have been satisfied.

(c)      This Agreement may:

(i)      be terminated by the mutual agreement of Continental and Great China (without further action on the part of the Great China Shareholders) anytime prior to the filing of the Articles of Merger;

(ii)     be terminated by either Continental or Great China, if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining Continental or Great China from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

(iii)    be terminated by Continental if

(A)      the Board of Directors of Great China shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Continental its approval or recommendation of this Agreement or the Merger, or

(B)      this Merger is not, prior to 21 days prior to the Termination Date, submitted for the approval of the Great China Shareholders’ at the Great China Meeting.

(d)      If the Effective Date does not occur on or prior to the Termination Date, then this Agreement shall automatically terminate unless extended by mutual agreement.

(e)      If this Agreement is terminated in accordance with the foregoing provisions of this §7.3, no party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this §7.3(e) shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Remedies

7.4                The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

PART 8

CLOSING

Closing

8.1                The Closing shall take place at the offices of Continental’s Lawyers at 10:00 a.m. on the Effective Date.

Deliveries

8.2                Prior to the Effective Date, the parties shall deliver the following documents to Continental’s Lawyers which shall be held in escrow until the parties are satisfied that all documents required to be delivered hereunder have been delivered accordingly:

(a)      Great China shall deliver or cause to be delivered for the release subject to §8.3 to Continental:

(i)      all agreements and documents required to complete the transactions set out in Schedule F;

(ii)      executed copies of the Ancillary Agreements;

(iii)    a duly executed certificate by a senior executive officer of Great China dated as at the Effective Date to the effect that the representations and warranties of Great China contained in this Agreement are true and correct in all material respects and that the covenants and agreements of Great China to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects including the required cash balance as set out in §6.2(b);

(iv)     a certified copy of a resolution of the directors of Great China duly passed, with a certification that it has not been rescinded and continues to be in effect, approving this Agreement and the Merger and matters thereunder;

(v)      a certified copy of the minutes of the Great China Meeting;

(vi)     consents of the Principal Shareholder and his two nominees to act as directors of Continental;

(vii)    the execution and delivery of the Post-Merger Agreement with the Principal Shareholder;

(viii)   resignations of such officers and directors of Great China and its Affiliates as Continental may request on the Effective Date;

(ix)     the escrow agreement in the form attached to the Post-Merger Agreement and all certificates and powers of attorney for Continental Shares required thereunder;

(x)      escrow agreements, similar to the form of escrow agreement attached to the Post-Merger Agreement, with those Great China Shareholders who have signed the Shareholders Letters and all requisite Continental share certificates and powers of attorney;

(xi)     releases, in form satisfactory to Continental acting reasonably, from all holders of unexercised and unexpired Great China Warrants;

(xii)    any necessary waivers, consents and approvals from other parties with respect to Material Contracts should Continental determine that any are needed notwithstanding Great China’s representations to the contrary herein;

(xiii)   duly executed Articles of Merger; and

(xiv)  the favourable legal opinion of Great China’s Lawyer, in form reasonably satisfactory to Continental’s Lawyers, including:

(A)      the due authorization, execution and delivery by Great China of this Agreement and the agreements required to be executed by Great China pursuant thereto and that each of such agreements is a legal, valid and binding obligation of Great China in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles and that the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought,

(B)      as to the due incorporation, organization and good standing in respect of the filing of annual returns of Great China and the Great China Subsidiary,

(C)      as to the authorized and issued capital of Great China, and

(D)      as to the corporate power and capacity of Great China to own the Assets owned by it and to conduct the Business conducted by it;

(b)      Continental shall deliver or cause to be delivered for the release, subject to §8.3, to Great China:

(i)      written evidence of TSXV acceptance of the transactions contemplated hereby

(ii)     a Continental Share certificate registered in the name of its Transfer Agent in trust for the former Great China Shareholders for the number of Continental Shares determined in accordance with the terms of this Agreement;

(iii)    a duly executed certificate of one senior executive officer of Continental dated as at the Effective Date to the effect that the representations and warranties of Continental contained in this Agreement are true and correct in all material respects and that the covenants and agreements of Continental to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects;

(iv)     a certified copy of a resolution of the directors of Continental duly passed, with a certification that it has not been rescinded and continues to be in effect, authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by Continental pursuant hereto and the appointment of the Principal Shareholder and his other two nominees as set out in §5.7 as directors to the Board of Continental; and

(v)      a favourable legal opinion of Continental’s Lawyers, in form reasonably satisfactory to Great China’s Lawyer, including:

(A)      each of Continental and Mergeco has the corporate power and capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all corporate proceedings have been taken to complete the Merger under this Agreement, and that this Agreement and each of the other agreements required hereunder has been duly and validly authorized, executed and delivered by Continental and each such agreement is a legal, valid and binding obligation of Continental and Mergeco in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles, and the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought,

(B)      the incorporation, organization and good standing in respect of the filing of annual returns of Continental and Mergeco,

(C)      the authorized and issued capital of Continental and Mergeco,

(D)      the due and valid issue of the Continental Shares to Great China Shareholders receiving such securities in compliance with the Securities Act (British Columbia) and the circumstances which apply to resales by the initial holders of these securities under the laws of British Columbia;

(vi)     an option commitment or other written confirmation of the grant to the Principal Shareholder of options to acquire up to 700,000 Continental Shares exercisable until February 28, 2011 at a price of $1.61 per share, vesting as to one-third on each anniversary for three years after Closing, expiring 90 days after the Principal Shareholder ceases to be a director of Continental for any reason, and otherwise in accordance with Continental’s stock option plan.

(c)      Mergeco shall deliver or cause to be delivered for release, subject to §8.3, to Great China

(i)      a certified copy of the Mergeco Resolution; and

(ii)     duly executed Articles of Merger.

8.3                     Upon the parties being satisfied that all the required deliveries have been made according to §8.2, the documents delivered hereunder shall be released by Great China’s Lawyer for the purpose of making the filings with Governmental Entities required for the Closing to complete the Merger and thereafter the documents will be released to the respective parties according to §8.2(a) and §8.2(b) and §8.2(c) .

PART 9

GENERAL

Notices

9.1                     All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

(a)      if to Continental and Mergeco, at:

Continental Minerals Corporation
Suite 1020 – 800 West Pender Street
Vancouver, B.C. V6C 2V6

Attention: President and CEO
Facsimile: (604) 684-8092

        with a copy to:

Lang Michener LLP
1500 – 1055 West Georgia Street
Vancouver, B.C. V6E 4N7

Attention: Bernhard Zinkhofer
Facsimile: (604) 685-7084

(b)      if to Great China, at:

Great China Mining, Inc.
Suite 530 – 999 Canada Place
Vancouver, B.C. V6C 3E2

Attention: President
Facsimile: (604) 641-1377

        with a copy to:

Michael A. Littman
7609 Ralston Road
Arvada, Colorado 80002

Facsimile: (303) 431-1567

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

Assignment

9.2                     No party hereto may assign its rights or obligations under this Agreement or the Merger.

Binding Effect

9.3                    This Agreement and the Merger shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and no third party shall have any rights hereunder.

Waiver and Modification

9.4                     Continental and Great China may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

No Personal Liability

9.5           (a)      No director or officer of Continental shall have any personal liability whatsoever to Great China under this Agreement, or any other document delivered in connection with this Agreement on behalf of Continental

(b)      No director or officer of Great China shall have any personal liability whatsoever to Continental under this Agreement, or any other document delivered in connection with this Agreement on behalf of Great China.

Further Assurances

9.6                     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Expenses

9.7           (a)      Each of the parties hereto shall pay all of their own expenses relating to this Agreement and the Merger and the transactions contemplated hereby.

(b)      Great China represents and warrants to Continental that no broker, finder or investment banker, is or will be entitled to any brokerage, finder’s or other fee or commission from Great China or the Great China Subsidiary in connection with the transactions contemplated hereby or by the Merger.

Consultation

9.8                     Continental and Great China agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Merger, and to use their respective reasonable commercial efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use reasonable commercial efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. Continental and Great China also agree to consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals.

Governing Laws

9.9                     This Agreement, other than with respect to Part 2, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters, other than with respect to Part 2, arising under or in relation to this Agreement. Part 2 of this Agreement shall be governed by the laws of the State of Nevada and the parties shall attorn to the jurisdiction of the courts of Nevada in respect thereto, regardless of the laws that might otherwise govern under applicable conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation.

Time of Essence

9.10                    Time shall be of the essence in this Agreement.

Counterparts

9.11                    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

CONTINENTAL MINERALS CORPORATION

Per:	/s/ Continental Minerals Corporation
President and CEO

Per:
Authorized Signatory

GREAT CHINA MINING, INC.

Per:	/s/ Great China Mining Inc.
Authorized Signatory

Per:
Authorized Signatory

CONTINENTAL MERGER INC.

Per:	/s/ Continental Merger Inc.
Authorized Signatory

Per:
Authorized Signatory

SCHEDULE A
GREAT CHINA MERGER RESOLUTIONS

WHEREAS:

A.      Great China Mining Inc. (the “Company”) has entered into a merger agreement dated May 29, 2006 (the “Merger Agreement”) among the Company, Continental Minerals Corporation (“Continental”) and Continental Merger Inc., the Nevada subsidiary of Continental (“Mergeco”), and a plan of merger dated May 29, 2006 (the “Plan of Merger”) between the Company and Mergeco, and

B.      Pursuant to the Merger Agreement and the Plan of Merger, Continental will acquire all of the issued and outstanding shares of the Company in consideration for the issuance of shares of the common stock of Continental on the terms and subject to the conditions of the Merger Agreement and Plan of Merger.

RESOLVED THAT:

1.      The acquisition of all of the issued and outstanding shares of the Company by Continental on the terms and subject to the conditions of the Merger Agreement and Plan of Merger is hereby approved.

2.      The execution of the Merger Agreement and the Plan of Merger by the Company is hereby ratified and approved; and

3.      Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Merger Agreement and Plan of Merger.

SCHEDULE B

MERGECO MERGER RESOLUTIONS

CONTINENTAL MERGER INC.
(the “Corporation”)

WRITTEN CONSENT TO ACTION WITHOUT MEETING
OF THE SOLE SHAREHOLDER OF THE CORPORATION

The undersigned, being the sole shareholder of the Corporation, does hereby consent to the adoption of, and does hereby adopt, the following resolutions with the same force and effect as if adopted at a meeting of the shareholders of the Corporation duly called and held, pursuant to Section 78.320(2) of the Nevada Revised Statutes and pursuant to the bylaws of the Corporation.

RESOLVED that the merger agreement (the “Merger Agreement”) dated for reference May 29, 2006 among Continental Minerals Corporation (“Continental”), Great China Mining Inc, a Nevada corporation, (“Great China”) and the Corporation, and the plan of merger (the “Plan of Merger”) between Great China and the Corporation dated for reference May 29, 2006, pursuant to which the Corporation will be merged with and into Great China, with Great China being the surviving corporation, and which involves the acquisition of 100% of the outstanding shares of Great China in exchange for a certain number of common shares of Continental, be and are hereby ratified, confirmed and approved.

DATED as of May 29, 2006

CONTINENTAL MINERALS CORPORATION

Per:	/s/ Continental Minerals Corporation
Authorized Signatory

SCHEDULE C
ARTICLES OF MERGER AND PLAN OF MERGER

ARTICLES OF MERGER

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

Page 1

ABOVE SPACE IS FOR OFFICE USE ONLY

(Pursuant to Nevada Revised Statutes Chapter 92A)
(excluding 92A.200(4b))

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ☐ and attach an 81/2" x 11" blank sheet containing the required information for each additional entity.

Continental Merger Inc.
Name of merging entity

Jurisdiction	Entity type *
Nevada	corporation

N/A
Name of merging entity

Jurisdiction	Entity type *

N/A
Name of merging entity

Jurisdiction	Entity type *

N/A
Name of merging entity

Jurisdiction	Entity type *

and,

Great China Mining, Inc.
Name of surviving entity

Jurisdiction	Entity type *
Nevada	corporation

* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger 2003
Revised on: 10/03/05

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 2

ABOVE SPACE IS FOR OFFICE USE ONLY

2) **Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.1 90):**

Attn: Bernie Zinkhofer

c/o: Lang Michener LLP
1500-1055 West Georgia Street
Vancouver, BC V6E 4N7

3) **(Choose one)**

- [X] **The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).**
- [ ] **The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)**

4) **Owner's approval (NRS 92A.200)(options a, b, or c must be used, as applicable, for each entity) (if there are more than four merging entities, check box ☐ and attach an 8 1/2" x 11" blank sheet containing the required information for each additional entity):**

(a) Owner's approval was not required from

____
Name of merging entity, if applicable

____
Name of merging entity, if applicable

____
Name of merging entity, if applicable

____
Name of merging entity, if applicable

and, or;

____
Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger 2003
Revised on: 10/03/05

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 3

ABOVE SPACE IS FOR OFFICE USE ONLY

(b) The plan was approved by the required consent of the owners of *:

Continental Merger Inc.
Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Great China Mining, Inc.
Name of surviving entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger 2003
Revised on: 10/03/05

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 4

ABOVE SPACE IS FOR OFFICE USE ONLY

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger 2003
Revised on: 10/03/05

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 5

ABOVE SPACE IS FOR OFFICE USE ONLY

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

The articles of the surviving entity are to be those of Continental Merger Inc. immediately prior to the merger. The article of the surviving entity are attached as Exhibit 1 - "Restated Articles" to these Articles of Merger.

6) Location of Plan of Merger (check a or b):

☐ (a) The entire plan of merger is attached;

or,

☒ (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date (optional):**

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them "Restated" or "Amended and Restated," accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger 2003
Revised on: 10/03/05

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Merger
(PURSUANT TO NRS 92A.200)
Page 6

ABOVE SPACE IS FOR OFFICE USE ONLY

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*
(If there are more than four merging entities, check box ☐ and attach an 8 ½" x 11" blank sheet containing the required information for each additional entity.):

Continental Merger Inc.
Name of merging entity

Signature ____ President **Title** ____ **Date** ____

Name of merging entity ____

Signature ____ **Title** ____ **Date** ____

Name of merging entity ____

Signature ____ **Title** ____ **Date** ____

Name of merging entity ____

Signature ____ **Title** ____ **Date** ____

Great China Mining, Inc.
Name of surviving entity

Signature ____ President **Title** ____ **Date** ____

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM Merger 2003
Revised on: 10/03/05

PLAN OF MERGER

OF

CONTINENTAL MERGER INC.,
a Nevada corporation
(disappearing corporation)

WITH AND INTO

GREAT CHINA MINING, INC.,
a Nevada corporation
(surviving corporation)

THIS PLAN OF MERGER (“Plan of Merger”) is entered into as of May 29, 2006, between Continental Merger Inc., a Nevada corporation (“Mergeco”) and Great China Mining, Inc., a Nevada corporation (“Great China”).

RECITALS

(A)                     Mergeco is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of Mergeco consists of 10,000 shares of common stock, no par value per share, of which one share is issued and outstanding as of the date hereof. The sole issued and outstanding share of Mergeco is held by Continental Minerals Corporation, a British Columbia corporation (“Continental”).

(B)                     Great China is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of Great China consists of 500,000,000 shares of common stock, with a par value of $0.001 per share, of which 316,235,575 shares are issued and outstanding as of the date hereof.

(C)                     Great China and Continental have entered into a Merger Agreement, dated May 29, 2006 (the “Merger Agreement”). Continental and Great China have deemed it advisable and in the best interests of Continental and Great China, respectively, and their respective shareholders, that Mergeco be merged with and into Great China as authorized by the laws of the State of Nevada and pursuant to the terms and conditions of the Merger Agreement, with Great China surviving as a wholly-owned subsidiary of Continental.

(D)                     The Merger Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

The following Plan of Merger is made pursuant to the provisions of Chapter 92A - Mergers, Conversions, Exchanges and Domestications of Title 7 - Business Associations; Securities; Commodities of the Nevada Revised Statutes (2005):

1.                The Parties. This Plan of Merger is filed in connection with the Merger Agreement. The parties to the Merger are Mergeco and Great China.

2.                The Merger. At the Effective Time (as defined in Section 0 of this Plan of Merger) and subject to and upon the terms and conditions of this Plan of Merger and the Merger Agreement and the applicable provisions of Chapter 92A of the Nevada Revised Statutes (2005), as amended (the “Nevada Statutes”), Mergeco shall be merged with and into Great China (the “Merger”), the separate corporate existence of Mergeco shall cease and Great China shall continue as the surviving corporation and as a wholly-owned subsidiary of Continental. Great China as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

3.                Effective Time: Closing. Subject to the provisions of this Plan of Merger and the Merger Agreement, the parties hereto shall cause the Merger to be consummated by filing the articles of merger or other appropriate filing documents with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Statutes (collectively, the “Articles of Merger”). The time specified as the effective time in the Articles of Merger is referred to herein as the “Effective Time.” The closing of the Merger (the “Closing”) shall take place at the offices of Lang Michener LLP, 1500 - 1055 West Georgia Street Vancouver, B.C., Canada V6E 4N7, at a time and date to be specified by the parties (the “Closing Date”).

4.                Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Agreement and this Plan of Merger and the applicable provisions of the Nevada Statutes. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Mergeco and Great China shall vest in the Surviving Corporation and all debts, liabilities and duties of Mergeco and Great China shall become the debts, liabilities and duties of the Surviving Corporation.

5.                Articles of Incorporation: Bylaws.

a.      At the Effective Time, the Articles of Incorporation of Great China, as may be amended or restated or both and filed as part of the Articles of Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

b.      The Bylaws of Mergeco, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

6.                Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Mergeco immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Mergeco immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

7.                Exchange and Cancellation of Shares and Options. Subject to the provisions of the Merger Agreement, upon acceptance of the Articles of Merger by the State of Nevada,

a.      at the Effective Time, each share of common stock, par value of $0.001 per share, of Great China (the “Great China Shares”) issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 0 of this Plan of Merger), will be transferred and disposed of by the Great China shareholder who is the holder thereof to Continental in consideration for the issue by Continental to such Great China shareholder of that number of common shares, no par value per share, of Continental (the “Continental Shares”) that is the product of the Exchange Ratio, as defined below, and subject to Sections 00 and 0 of this Plan of Merger, and the number of Great China Shares held by such Great China shareholder.

In this Plan of Merger, “Exchange Ratio” means the number of Continental Shares that are to be issued on completion of the Merger for each Great China Share, which is that number that is 36,000,000 (the maximum number of Continental Shares to be issued to Great China shareholders), subject to reduction by that per cent of Dissenting Shares to total outstanding Great China Shares, divided by the number of issued and outstanding Great China Shares less any Dissenting Shares, as at the Closing Date. As of the date of this Plan of Merger, the Exchange Ratio is 0.1138392, based upon 316,235,575 Great China Shares outstanding,

b.      each Great China Share transferred and disposed of in accordance with Section 00 will be not be cancelled, and each such Great China Share so held by Continental will become one validly issued, fully paid share of common stock of the Surviving Corporation, of which Continental will be the registered holder,

c.      each and every share of common stock of Mergeco issued and outstanding immediately prior to the Effective Time, being one share of Mergeco, shall be converted into and become one newly and validly issued, fully paid share of common stock of the Surviving Corporation,

d.      in addition to any adjustments to the Exchange Ratio as provided under the Merger Agreement, the Exchange Ratio shall also be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Continental Shares or Great China Shares), reorganization, recapitalization, reclassification or other like change with respect to Continental Shares or Great China Shares occurring on or after the date hereof and prior to the Effective Time,

e.      no fraction of a Continental Share will be issued by virtue of the Merger, but, after aggregating all fractional Continental Shares that otherwise would be received by a holder of Great China Shares, each resulting fractional share will be rounded up or down to the nearest whole Continental Share, with an entitlement to .50 or less of a Continental Share being rounded down and an entitlement to .51 or greater of a Continental Share being rounded up; and

f.      all of the options to acquire Great China Shares (“Great China Options”) then outstanding will be disposed of by the holder thereof in consideration for the issue by Continental of options of Continental to purchase an aggregate of up to 250,466 Continental Shares as provided in the Merger Agreement, subject to reduction for any Great China Options exercised or that expire prior to Closing.

8.                Dissenting Shares. Notwithstanding any provision of this Plan of Merger or the Merger Agreement to the contrary, each outstanding Great China Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Great China Shares in accordance with NRS 92A.300 et seq. of the Nevada Statutes (“Dissenting Shares”) and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights, shall not be transferred and disposed of in exchange for the issuance of Continental Shares in accordance with Section 0 of this Plan of Merger, but the holder thereof shall be entitled only to such rights as are granted by the Nevada Statutes. Great China shall give Continental (i) prompt written notice of any notice of intent to demand fair value for any Great China Shares, withdrawals of such notices and any other instruments served pursuant to the Nevada Statutes and received by Great China, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Great China Shares under the Nevada Statutes. Great China shall not, except with the prior written consent of Continental, voluntarily make any payment with respect to any demands for fair value for Great China Shares or offer to settle or settle any such demands.

9.                Surrender of Certificates; Payment of Stock Consideration.

a.      Transfer Agent. Computershare Trust Company of Canada shall act as exchange agent (the “Continental Transfer Agent”) in the Merger.

b.      Continental to Provide Common Shares. Promptly after the Effective Time, Continental shall make available to the Continental Transfer Agent, for exchange in accordance with this Plan of Merger and the Merger Agreement, (i) the Continental Shares issuable in accordance with Section 7 of this Plan of Merger in exchange and payment for outstanding Great China and (ii) any dividends or distributions to which such holders of shares of Great China Shares may be entitled in accordance with Section 0 of this Plan of Merger.

c.      Exchange Procedures.

i.      Direct beneficial holders of record. As soon as practicable after the Effective Time (and in any event within five business days after Continental’s receipt of all necessary shareholder lists and other supporting information), Continental shall cause the Continental Transfer Agent to mail to each direct beneficial holder of record as identified by Continental (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding Great China Shares that were transferred and disposed of to Continental in exchange for the issuance of Continental Shares in accordance with Section 0 of this Plan of Merger and any dividends or other distributions payable in accordance with Section 0 of this Plan of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and shall contain such other provisions as Continental may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Continental Shares and any dividends or other distributions payable in accordance with Section 0 of this Plan of Merger. Upon surrender of Certificates for cancellation to the Continental Transfer Agent or to such other agent or agents as may be appointed by Continental, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole Continental Shares in exchange for which their Great China Shares were transferred and disposed of at the Effective Time and any dividends or distributions payable in accordance with Section 0 of this Plan of Merger, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, subject to Section 00, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, in accordance with Section 0 of this Plan of Merger as to the payment of dividends and other distributions, to evidence only the ownership of the number of whole Continental Shares for which such shares of Great China Shares shall have been so exchanged in accordance with Section 0 of this Plan of Merger,

ii.      Shares held by Brokerages, Clearing Houses and Other Intermediaries. In respect of Great China Shares that Continental has identified as being held in the name of brokerages, clearing houses and other intermediaries (collectively, the “Intermediaries”), Continental shall cause the Continental Transfer Agent to send to such Intermediaries certificates, or shall make electronic share entries in the book-based clearing system, representing the Continental Shares registered in the names of such Intermediaries in the same form as the Certificates and to provide instructions (which shall contain such provisions as Continental may reasonably specify) to such Intermediaries to deliver up to the Continental Transfer Agent for cancellation in due course such Certificates as are required to balance the number of Continental Shares issued or credited, provided that the Continental Transfer Agent shall be authorised and entitled to employ and comply with standard procedures for Intermediaries who hold shares under a book-based system.

d.      Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of the Merger Agreement and this Plan of Merger with respect to Continental Shares with a record date after the Effective Time will be paid to the holders of any un-surrendered Certificate(s) with respect to the Continental Shares represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Transfer Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole Continental Shares issued in exchange therefor in accordance with Section 0 of this Plan of Merger and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole Continental Shares.

e.      Transfers of Ownership. If any certificate representing Continental Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Continental or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Continental Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Continental or any agent designated by it that such tax has been paid or is not payable.

f.      Required Withholding. Each of the Transfer Agent, Continental and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Plan of Merger and the Merger Agreement to any holder or former holder of Great China Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local, Canadian or other foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under the Merger Agreement and this Plan of Merger as having been paid to the person to whom such amounts would otherwise have been paid.

g.      No Liability. Notwithstanding anything to the contrary in this Section 0, none of the Transfer Agent, Continental, the Surviving Corporation, or any party hereto shall be liable to a holder of Continental Shares or Great China Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

h.      No Further Ownership Rights in Great China Shares. All Continental Shares issued in exchange for shares of Great China Shares transferred and surrendered in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Great China Shares, and there shall be no further registration of transfers on the records of Great China of Great China Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Continental or Great China for any reason, they shall be cancelled and exchanged in accordance with Section 0 of this Plan of Merger.

i.      Lost. Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Continental Shares in exchange for which the Great China Shares represented by such Certificates were disposed of in accordance with Section 0 of this Plan of Merger and any dividends or distributions payable in accordance with Section 0 of this Plan of Merger; provided, however, that Continental may, in its discretion and as a condition precedent to the issuance of such certificates representing Continental Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Continental, the Surviving

Corporation, or the Transfer Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

j.      Cancellation of Certificates representing Continental Shares after Six Years. At any time after the sixth anniversary of the Closing Date, Continental shall have the right to cause the cancellation of any and all unclaimed certificates representing Continental Shares that were provided to the Transfer Agent under Section 00 and in respect of which the holders of Certificates formerly representing Great China Shares have not deposited such Certificates, along with all other documents as provided in Section 00, for exchange, without prejudice to the right of such holders thereafter to apply to Continental for the issuance, subject to Continental’s reasonable discretion, of certificates representing Continental Shares and the payment of all dividends or distributions accrued thereon up to the sixth anniversary of the Closing Date, upon surrender of such holders’ Certificates and/or any other documents or assurances as Continental may reasonably require to satisfy itself as to the bona fides of such request.

k.      Tax and Accounting: Consequences.

i.      It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt the Merger Agreement and this Plan of Merger as a “plan of reorganization” within the meaning of Sections 1.368 -2(g) and 1.368 -3(a) of the United States Income Tax Regulations.

ii.      It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a purchase.

10.           Taking of Necessary Action: Further Action. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Plan of Merger and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Great China, the officers and directors of Great China will take all such lawful and necessary action.

11.           Shareholder and Stockholder Meetings. Great China shall call and hold a shareholders’ meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption and approval of the Merger Agreement and the approval of the Merger. Nothing herein shall prevent Great China from adjourning or postponing the Great China shareholders’ meeting if there are insufficient shares of Great China common stock necessary to conduct business at the meeting of the shareholders. The Board of Directors of Great China shall submit the Merger Agreement and the Merger for shareholder approval pursuant to NRS 92A.120 of the Nevada Statutes. Great China shall use commercially-reasonable efforts to solicit from its shareholders proxies in favour of the adoption and approval of the Merger Agreement and the approval of the Merger and shall take all other commercially-reasonable action necessary or advisable to secure the vote or consent of shareholders required by the Nevada Statutes or other requirements to obtain such approval.

12.          Implementation. The boards of directors and the proper officers of Mergeco and Great China, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Merger herein provided for.

13.          Adoption of Plan of Merger. This Plan of Merger was adopted by resolution of the respective boards of directors of Mergeco and Great China.

14.          Amendment. This Plan of Merger may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the boards of directors of both Mergeco and Great China; provided, however, that the Plan of Merger may not be amended or supplemented after having been approved by the sole shareholder of Mergeco or the shareholders of Great China or except by a vote or consent of shareholders in accordance with applicable law.

15.          Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

CONTINENTAL MERGER INC.

Per:	/s/ Continental Minerals Corporation
Authorized Signatory

Per:
Authorized Signatory

GREAT CHINA MINING INC.

Per:	/s/ Great China Mining Inc.
Authorized Signatory

SCHEDULE D
MATERIAL CONTRACTS

1.	Lease Agreement between Great China Mines Canada Inc. and Insignia Office Centres (Vancouver) Inc. dated as of July 1, 2005 – to be terminated by Great China effective November 30, 2006.

2.	Consulting Agreement between Great China and Anthony Garson dated July 6, 2003.

3.	Consulting Agreement between Great China and Gongbo Li dated December 15, 2004.

4.	Consulting Agreement between Great China and Nuanyin Gui dated December 15, 2004.

5.	Letter agreement between Great China and Amin Amlani dated January 17, 2005.

6.	Stock Option Agreement between Great China and Tony Garson dated September 11, 2003.

7.	Stock Option Agreement between Great China and Amin Amlani dated December 21, 2005.

8.	Stock Option Agreement between Great China and Nuanyin Gui dated December 21, 2005.

9.	Stock Option Agreement between Great China and Gongbo Li dated December 21, 2005.

10.	Agreement for Share Exchange between Great China and shareholders of Highland Mining Inc. dated November 5, 2004.

11.	Preliminary Option Agreement among Great China, shareholders of Highland Mining Inc., Continental and Hunter Dickinson Inc. dated November 9, 2004.

12.	Option agreement of Highland Mining Inc. dated December 23, 2004.

13.	Shareholders’ Agreement of Highland Mining Inc. dated December 23, 2004.

14.	Additional Properties Agreement among Great China certain Honglu Shareholders and Highland Shareholders dated November 5, 2004, with respect to 26 properties (including Xietongmen).

15.	Addendum to Additional Properties Agreement among Great China certain Honglu Shareholders and Highland Shareholders dated March 28, 2005, with respect to 13 properties.

16.	Mineral Properties Lease and Option Agreement between Great China and Jiaertong Mining Development Inc. dated March 28, 2005.

17.	Mineral Properties Lease and Option Agreement between Great China and Xi Hua Mining Development Inc. dated April 8, 2005.

18.	Mineral Properties Lease and Option Agreement between Great China and Zhuolangji Mining Investment Holdings Inc. dated March 18, 2005.

19.	Transfer Agent and Registrar Agreement between Great China and Nevada Agency and Trust Company dated January 1999.

SCHEDULE E
GREAT CHINA OPTIONS AND WARRANTS

Great China Options

Great China Optionholder	No. of Great China Shares Under Option	Exercise Price (US$)	Expiry Date	Exchange No. of Continental Options on Merger	Exercise Price and Expiry Date of Continental Options (US$)
Anthony Garson	1,000,000	$0.10	August 2, 2006	113,839	$0.88 August 2, 2006
Amin Amlani	1,000,000	$0.12	December 2, 2008	113,839	$1.05 December 2, 2008
Nuanyin Gui	100,000	$0.12	December 2, 2008	11,384	$1.05 December 2, 2008
Gongbo Li	100,000	$0.12	December 2, 2008	11,384	$1.05 December 2, 2008
TOTAL	2,200,000			250,446

Great China Warrants

Warrantholder	No. of Great China Shares Under Warrant	Exercise Price	Expiry Date
Haywood Securities Inc.	200,375	US$0.75	September 30, 2006

SCHEDULE F
CONCURRENT PURCHASE OF MINERAL INTERESTS

1.           Great China confirms that, among its other rights and assets, it has the following rights under property option and lease agreements currently in effect:

(a)      Under an agreement with Xi Hua Mining Development Inc. (“Xi Hua”), a right to earn a 60% interest in that mineral property known as the Donggapu property, 21.89 square kilometres, valid 2006.11.24, Certificate 5400000520001 (“Donggapu”).

(b)      Under an agreement with Jiaertong Mining Development Inc. (“Jiaertong”), a right to earn a 60% interest in that mineral property known as the Zemuduola property, 17.96 square kilometres, valid 2006.11.24, Certificate 5400000520002 (“Zemuduola”).

(c)      Under an agreement with Zhuolangji Mining Investment Holdings Inc. (“Zhuolangji”), a right to earn an 80% interest in that mineral property known as the Banongla property, 69.58 square kilometres, valid 2006.10.08, Certificate 5400000410806 (“Banongla”).

Concurrent with the Closing of the Merger, Continental shall purchase the balance of the rights in each of Donggapu, Zemuduola and Banongla in accordance with the terms of this Schedule F after which Continental will own 100% of each property, either directly or indirectly.

2.           In consideration for the purchase of the mineral property interests set out in the paragraph below, Continental shall issue to the Principal Shareholder 1,500,000 units of Continental, with each unit consisting of one Continental Common Share and one warrant exercisable at $1.59 for two years, and shall pay to the Principal Shareholder further consideration of US$2,500,000 cash payable as to US$500,000 on Closing and the remainder of US$2,000,000 in US$500,000 instalments on each of the four successive anniversaries of the Closing without interest.

3.           Continental will complete the purchase of Donggapu through the purchase of 100% of the issued and outstanding shares of Top Mining Limited (“Top Mining”), a company incorporated in Cayman Islands, which owns a 100% equity interest in Xi Hua. In addition to the amounts payable to the Principal Shareholder under paragraph 2 above, Continental will also pay to the shareholders of Top Mining up to US$250,000 (the actual paid-up registered capital of Xi Hua was RMB2 million, calculated at US$1/RMB8.01) on closing. In the event that the total cost, including legal and accounting cost, that Continental is required to pay exceeds US$250,000, then the amounts due under paragraph 2 above shall be reduced by the excess amount.

4.           Continental will complete the purchase of Zemuduola through the purchase of 100% of the issued and outstanding shares of Skyland Mining Limited (“Skyland”), a company incorporated in Cayman Islands, which owns a 100% equity interest in Jiaertong. In further addition to the amounts payable to the Principal Shareholder under paragraph 2 above Continental will also pay to the shareholders of Skyland up to US$250,000 (the actual paid-up registered capital of the original company was RMB2 million, calculated at US$1/RMB8.01) on closing. In the event that the total cost, including legal and accounting cost, that Continental is required to pay exceeds US$250,000, then the amounts due under paragraph 2 above shall be reduced by the excess amount.

5.           Continental will complete the purchase of Banongla through the transfer of the exploration rights in such property from Zhuolangji to Tianyuan. In further addition to the amounts payable to the Principal Shareholder under paragraph 2 above Tianyuan will also pay to Zhuolangji the sum of up to US$250,000. Great China agrees to enter into a termination agreement to terminate the Mineral Property Lease and Purchase Agreement executed on March 18, 2005 between Great China and Tibet Zhuolangji Mining Investments Holding Inc. and the termination agreement shall be made in form and content satisfactory to Continental. If the transfer of Banongla to Tianyuan cannot be fully completed on or before the Closing, then all documents, instructions and directions to transfer the property, together with a written declaration that Zhuolangji shall hold all interests of the property in trust for Tianyuan until the transfer, and US$750,000 representing the amounts set out in paragraphs 3 and 4 and above in this paragraph 5, shall be delivered to and held in trust by Continental’s Lawyers until the completion of the transfer.

6.           All of the agreements and other documents necessary to carry forth the transactions set out in this Schedule F are to be negotiated and settled by Continental, the Principal Shareholder and the other appropriate parties within thirty (30) days of the date of this Merger Agreement and will contain, in addition to the terms set out above, such representations, warranties, covenants and conditions as are customary in transactions of this nature.

SCHEDULE G
NON-CORE PROPERTIES

1.           CTVH Original 24 Properties

No.	Name of Properties	Ownership/Title	Minerals	Area (sq. km)	Period of validity	Certificate
1	Binda	Danlu	Pb, Sb	5.15	2002.12.30-2004.09.09	5400000220548
2	Dingqinnong	Danlu	Cu, Ag, Zn, Pb	4.37	2002.12.30-2005.12.28	5400000220554
3	Duoxiasongduo	Danlu	Cu, Mo	2.94	2002.12.28-2005.12.28	5400000220552
4	Gangzhongxiong	Danlu	Pb, Zn	6.45	2002.12.28-2005.12.28	5400000220549
5	Gexiong	Honglu	Nb, Ta	3.70	2002.09.10-2004.09.10	5400000230429
6	Jiaduoling	Danlu	Fe	17.16	2002.12.30-2005.12.28	5400000220545
7	Jiama (L. 16-40) 16-40	Danlu	Cu, Pb, Zn, Au	0.4681	2003.07-2005.07	5400000320024
	Jiama (L. 40-80) 40-80	Danlu	Cu, Pb, Zn, Au	0.9291	2003.07-2005.07	5400000320025
8	Jiduipu	Danlu	Marble	10.30	2003.06.12-2005.06.27	5400000330262
9	Kada	Danlu	Granite	3.72	2003.09.05-2005.09.17	5400000340577
10	Gegongnong	Danlu	Cu, Au	37.39	2002.12.30-2005.12.28	5400000220555
11	Lazi	Danlu	Cr, Fe	35.92	2003.06.04-2005.04.30	5400000310244
12	Longrenla	Danlu	Fe	46.66	2003.06.04-2005.04.30	5400000310242
13	Malasongduo	Danlu	Cu, Mo	3.31	2002.12.30-2005.12.28	5400000220553
14	Mangzong	Danlu	Cu, Mo	4.41	2002.08.01-2005.08.01	5400000220551
15	Meiduo	Danlu	Sb	1.3197	2002.12-2004.12	5400000260068
16	Nanyuela	Danlu	Pb, Zn	13.22	2002.12.30-2005.12.28	5400000220546
17	Niangguchu	Danlu	Au, Ag	1.12	2002.12.30-2004.12.16	5400000220550
18	Nianggui	Danlu	Corundum	4.12	2002.12.30-2005.12.30	5400000220540
19	Panong	Honglu	Nb, Ta	2.24	2003.03.17-2004.03.17	5400000320003
20	Qinong	Honglu	Nb, Ta	118.10	2002.09.10-2004.09.10	5400000230428
21	Youzha	Danlu	Salt	12.92	2002.12.28-2005.12.28	5400000220547
22	Yuqu	Danlu	Ir, Os	5.51	2002.12.30-2004.9.9	5400000220541
23	Zhanaga	Danlu	Cu, Mo	3.30	2002.12.30-2005.12.28	5400000220543
24	Zonglongge	Danlu	Nb, Ta	6.40	2002.12.30-2005.12.28	5400000220544
	Total			351.13

NOTES:

Agreement Name: Additional Properties Agreement:
Date of Property Transfer: Nov. 05, 2004  2004 11 05
Rights Ratio: CTVH 65% through Rightsholders 65%

2.           Danlu’s Additional Properties

No.	Name of Properties	Ownership /Title	Minerals	Area (sq. km)	Period of validity	Certificate number
1	CHA'ERKANG	Danlu	Au, Cu	53.79	2003.06.04-2005.04.30	5400000310247
2	CHAWUDA'ERGA	Danlu	Cu, Fe	45.85	2003.07.08-2005.04.30	5400000310378
3	CHENXIONG	Danlu	Cu, Au	46.03	2003.06.04-2005.04.30	5400000310246
4	JIANG'ELUOPU	Danlu	Cu, Fe	41.31	2003.07.16-2005.04.30	5400000310411
5	KEXIANGMA	Danlu	Au, Cu	45.89	2003.06.12-2005.04.30	5400000310264
6	LAJIE	Danlu	Cu, Fe	96.19	2003.07.20-2005.04.30	5400000310424
7	LAMAYEJIA	Danlu	Cr, Fe	59.81	2003.06.04-2005.04.30	5400000310248
8	NUMAMA'ERGE	Danlu	Cu, Fe	43.98	2003.06.12-2005.04.30	5400000310263
9	XIANQIAN	Danlu	Cu, Fe	45.99	2003.07.20-2005.04.30	5400000310422
10	XIBU	Danlu	Cu, Fe	48.16	2003.07.16-2005.04.30	5400000310412
11	YELUANSANG	Danlu	Cu, Au	46.23	2003.06.04-2005.04.30	5400000310245
12	ZHUOLA,SUOTONG	Danlu	Cu, Au	47.93	2003.06.04-2005.04.30	5400000310243
13	ZONGDU	Danlu	Cu, Fe	47.07	2003.07.20-2005.04.30	5400000310423
	Total			668.23

NOTES:

Agreement Name: Additional Properties Agreement and Its Addendum
Date of Property Transfer: Mar. 28, 2005
Rights Ratio: CTVH 65% through Rightsholders 65%

3.           Jia'ertong’s Non-Core Properties

SR No.	Name of Properties	Ownership /Title	Minerals	Area (sq. km)	Period of validity	Certificate number
1	GA'ERQIONG	Jia'ertong	Cu	7.96	2004.08.05-2006.08.01	5400000420578
2	ZHADUOGA'ERBO	Jia'ertong	Cu	34.75	2003.11.24-2005.12.21	5400000310747
	Total			42.71

NOTES:

Agreement Name: Mineral Properties Lease and Option Agreement
Date of Property Transfer: Mar. 28, 2005 2005 3 28

Rights Ratio: CTVH 60% and Jia'ertong 40% 60%40%

4.            Xihua’s Non-Core Properties

SR No.	Name of Properties	Ownership	Minerals	Area (sq. km)	Period of validity	Certificate number
1	GEGONGNONG *	Xihua	Au, Cu	86.25	2003.1124-2005.11.21	5400000310744
	Total			86.25

NOTES:

Agreement Name: Mineral Properties Lease and Option Agreement:
Date of Property Transfer: Apr. 8, 2005  2005 4 8
Rights Ratio: CTVH 60% and Xihua 40%   60% 40%
*Gegongnong: No lease and option agreement with CTVH

5. Zhuolangji’s Non-Core Properties

SR No.	Name of Properties	Ownership / Title	Minerals	Area (sq. km)	Period of validity	Certificate number
1	BANDE	Zhuolangji	Cu	94.20	2004.07.22-2006.07.21	5400000410537
2	JIAMA(S)	Zhuolangji	Pb, Cu	30.39	2003.11.24-2005.11.21	5400000310748
3	TANGBAI	Zhuolangji	Au, Cu	41.90	2004.05.28-2006.05.01	5400000410368
4	WADA	Zhuolangji	Cu	29.41	2004.07.22-2006.07.21	5400000410538
	Total			195.9

NOTES:

Agreement Name: Mineral Properties Lease and Option Agreement:
Date of Property Transfer: Mar. 18, 2005   2005 3 18
Rights Ratio: CTVH 80% and Zhuolangji 20% if JV applicable; CTVH 100% through WOFE after paying certain amount fund to Zhuolangji